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 FORM 4                                                                                                         OMB Approval
                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ---------------------------
[ ] Check this box if no longer                           WASHINGTON, D.C. 20549                         OMB Number: 3235-0287
    subject to Section 16. Form                                                                          Expires: September 30, 1998
    4 or Form 5 obligations may                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response .....0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol      |  6. Relationship of Reporting Person(s)
                                       |                                                   |     to Issuer (Check all applicable)
Gaines         Robert          W.      |     Quantech Ltd.             QQQQ                |     _____ Director __X___ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |     ________________________________
640 N. LaSalle Drive, Suite 282        |     of Reporting        |         9/99            |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _x_ Form filed by One Reporting Person
Chicago            IL         60610    |     ###-##-####         |     (Month/Year)        |  ___ Form filed by More than One
                                       |                         |          11/98          |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       |   (Month/     |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Day/        |               |                          | Owned at End| Direct  | Bene-
                                       |   Year)       | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          |             | Indirect| Owner-
                                       |               |       |       |        | or   |          | (Instr. 3   | (I)     | ship
                                       |               | Code  |   V   | Amount | (D)  |  Price   | and 4)      |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 common stock, no par value            |   9/20/99     |   X   |       |454,545 |  A   |$1.10/sh. |  454,545    |   I     |As the
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |sole mem-
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |ber of
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |Millenium
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |Medical
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |Systems,
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
common stock, no par value             |               |       |       |        |      |          |    5,000    |   D     |LLC
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  |   Date        |   Code        | Derivative   | cisable and      |   of Underlying
                               | Price of     |               |   (Instr. 8)  | Securities   | Expiration Date  |   Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) |   (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               | 4, and 5)    | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
warrants to purchase           | $1.10/share  |    9/20/99    |   X   |       |      |454,545| 11/13/98|11/13/03| common | 1,800,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
common stock, no par           |              |               |       |       |      |       |         |        | stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
value                          |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
warrants to purchase           | $1.25/share  |    9/21/99    |   X   |       175,000|       | 9/21/99 | 9/21/04| common |   175,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
common stock, no par value     |              |               |       |       |      |       |         |        | stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
warrants to purchase           |              |               |       |       |      |       | present |11/05/03| common |     6,783
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
common stock, no par value     |              |               |       |       |      |       |         |        | stock  |
-------------------------------|------------------------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
11,963 shares of Series A      |              |               |       |       |      |       | present |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Preferred stock, convertible   |              |               |       |       |      |       |         | Series A preferred
-------------------------------|--------------|---------------|-------|-------|------|-------|---------| convertible to
to common stock                |              |               |       |       |      |       |         | common stock
----------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
  $1.10       |   1,345,455    |        I          | as the sole   |
--------------|----------------|-------------------|---------------|
              |                |                   | member of     |
--------------|----------------|-------------------|---------------|
              |                |                   | Millenium     |
--------------|----------------|-------------------|---------------|
              |                |                   | Medical       |
--------------|----------------|-------------------|---------------|
              |                |                   | Systems, LLC  |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
  $1.25       |     175,000    |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
  $.75/share  |       6,783    |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
  $.75/share  |      47,852    |        D          |               |
--------------------------------------------------------------------

Explanation of Responses:

                                                                       /s/ Robert W. Gaines                             12//1/99
                                                                       ------------------------------------        -----------------
                                                                       **Signature of Reporting Person                    Date

                                                                       Robert W. Gaines


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.                                                          Page 2
                                                                                                                 SEC 1974 (7-96)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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